Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER 2013

AND ANNOUNCES NEW INITIATIVES FOR 2014

Midlothian, Virginia, February 7, 2014. Village Bank and Trust Financial Corp. (the “Company” or “Village”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported a fourth quarter 2013 loss of $(3,818,000) and a net loss attributable to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $(4,040,000), or $(0.88) per fully diluted common share. For the year ended December 31, 2013 the Company had a net loss of $(4,007,000) and a net loss available to common shareholders of $(4,893,000) or $(1.13) per fully diluted share.

Fourth quarter results were materially impacted by the following factors:

•	During the quarter, the Company recorded $2,659,000 in valuation allowances against foreclosed properties to facilitate accelerated liquidation of the properties in 2014;
•	The provision for loan losses in the fourth quarter of 2013 was $350,000 compared to no provision expense in either the third quarter of 2013 or the fourth quarter of 2012;
•	Interest income from loans declined $188,000 from the third quarter of 2013 and $1,118,000 from the fourth quarter of 2012 as the Company reduced classified assets and real estate loan concentrations. Fourth quarter 2012 results also included recovery of $313,000 in nonaccrual interest income related to returning nonperforming loans to accrual status; and
•	Pretax earnings in the mortgage origination business declined by $488,000 due to lower refinancing activity and increased competition for purchase money mortgages.

The factors influencing financial performance and management’s plans for 2014 are described in more detail below.

Management Actions

Management has taken a number of steps to position the Company for profitability and future growth. The initiatives are aimed at accomplishing four key objectives:

•	Strengthen our foundation;
•	Position for profitability in 2014;
•	Invest for growth; and
•	Satisfy regulatory agreements.

Strengthen Our Foundation

Successful Leadership Transition. The previously announced leadership transition is nearly complete. By the end of this month Tom Winfree, the Company’s longstanding Chief Executive Officer, will retire and Bill Foster will assume the CEO responsibilities. In his current role as President of the Bank and Company, Mr. Foster has been running day to day operations since September 2013, so his transition to the CEO position will be smooth and transparent. A new addition to the management team, Jay Hendricks, has stepped seamlessly into the role of Chief Credit Officer and is leading special assets and credit administration efforts. Mr. Hendricks brings significant consumer and small business lending and risk management experience that will fill an important need as we build our business going forward.

Asset Quality. During the fourth quarter, we continued to make substantial improvement in asset quality. Nonperforming assets (nonaccrual loans and foreclosed real estate) were reduced by approximately $6.7 million, or 16%. Classified assets, a broader measure of problem assets, declined by 17% during the quarter and 33% during the year.

Capital. Also in the fourth quarter, we strengthened our capital structure. In November, we participated in a successful auction of the Company’s preferred stock securities by the US Treasury that resulted in the purchase of the securities by private and institutional investors. This will free the Company from some constraints and costs that were in place while the US Treasury held the securities. As previously announced, the Company raised $1.68 million in additional equity in a private placement of common stock with Directors and Executive Officers, who paid a 23% premium to the then current stock price demonstrating their confidence in the future success of the Company. As a result of these and other actions during 2013, we have been able to improve the Bank’s capital ratios as follows:

			Required by	To Be
	Actual		Regulatory	Well
	12/31/2012	12/31/2013	Agreement	Capitalized

Tier 1 leverage ratio	6.52%	6.92%	8.00%	5.00%

Total risk-based capital ratio	10.04%	10.90%	11.00%	10.00%

While we do not yet meet the minimum capital ratios required by our regulatory agreements, we have made substantial progress and are committed to continuing that progress in 2014.

Position For Profitability in 2014

As credit costs decline, we believe that Village has the ability to generate consistent earnings based on:

•	our solid franchise of consumer and business clients;
•	our excellent brand and outstanding customer loyalty;
•	our well-established residential mortgage business; and
•	our vibrant, diverse and growing home market in Central Virginia.

As we have addressed our problem loan portfolio and real estate concentrations, we have reduced the revenue base of the business. We have opportunities to reduce expenses to ensure that our cost structure and delivery network are appropriate for our current revenue base and our future strategy.

Expense Reductions. We are implementing a series of actions that are expected to produce annual noninterest expense savings of approximately $2.2 million (excluding any reductions in expenses related to foreclosed real estate). The total expense impact in 2014 will be approximately $1.4 million as a number of the reductions will take effect throughout the year. These initiatives include:

•	Branch Consolidations. In May we will consolidate our Watkins Centre and Brandermill retail branches with other nearby branches. Each branch is located within 5 miles of at least two other established Village branches that serve the same submarket area. We own the real estate at both locations. We will convert the branch at the Watkins Centre, which is located in our current headquarters building, to office space for lease to third parties. We plan to sell the Brandermill branch location to a nonbank user if possible. We expect that all of the team members in these two branches will be able to fill other positions in the Bank that are either currently open or which will become open before May through normal staff turnover. The remaining 11 branches, along with a very competitive offering of convenient electronic banking solutions (ATMs; online banking by computer, phone or tablet; remote deposit capture for businesses; online loan applications; and online deposit account opening), will support substantial growth for the foreseeable future. We are not considering other branch closures or consolidations at the present time. We have received regulatory approval for both consolidations.

•	Occupancy Expense Reductions. Over the course of 2014 we will relocate most of our headquarters staff from the Watkins Centre to lower cost space in property that the Bank already owns three miles away in the heart of Midlothian Village. We will lease the space we currently occupy in the Watkins Centre to third parties and plan to sell the building. Demand for the Watkins Centre office space is strong, and we are already negotiating a letter of intent for several thousand square feet of the space that we currently occupy. We believe the new campus can accommodate our needs for the long term at approximately one half the cost of remaining in the Watkins Centre space. The Watkins Centre property was reclassified as held for sale at December 31, 2013.

•	Telecommunications & Technology Savings. During 2013, we reviewed and renegotiated agreements with outside service providers and reduced expenses by more than $40,000 per month beginning in mid-2013.

•	Mortgage Banking – We recognize that we will need to overcome softness in the residential mortgage market moving forward in 2014 and are adjusting expenses accordingly. While our mortgage company has successfully participated in the refinance market, the mortgage company’s primary focus has been the purchase money mortgage market. Refinances of existing mortgages have driven 75% of the volume at many of our peers; however, they represented only one third of our mortgage production. In response to lower production volumes, the mortgage company has reduced cost through attrition of support staff and through improved efficiencies. At the same time, the mortgage company has been opportunistically adding experienced mortgage loan officers who bring an established track record of purchase money mortgage origination. With that in mind we opened a new production office in Newport News in January which is already delivering results. We also recently added another seasoned loan officer in our Northern Virginia office.

•	Investment Services. During December, we transitioned the handling of our investment services to the third party broker that had been handling account administration and serving as broker of record. This business had been unprofitable for us, and we concluded that it was taking attention and financial resources away from other priorities. We estimate that this will result in savings in excess of $100,000 in 2014.

•	Expense Reductions Related to Foreclosed Real Estate. The expense savings figures noted above do not include any reductions in expenses related to foreclosed real estate. However, given our expectations that foreclosed real estate will decline significantly in 2014, we believe that the related expenses will also decline.

Invest For Growth

Expense reductions are only one part of the solution to restoring consistent profitability and creating value. During 2014, we plan to make investments that will help enhance our ability to serve clients in an exceptional way and grow revenues and earnings in 2014 and beyond. These initiatives include:

•	Hiring a new EVP-Commercial Banking to fill our open Chief Lending Officer position. We are seeking a leader with extensive commercial banking experience who can help us accomplish our strategic goal of becoming the “Bank for Business” in our marketplace and building a portfolio of relationships that is diversified in terms of revenue mix (loans, deposits, fees) and risk profile;

•	Adding commercial banking relationship management staff by filling open positions and reassigning lenders back to production from the asset resolution team as we reduce the problem asset portfolio;

•	Offering additional consumer and small business loan products and creating a streamlined process for originating and servicing these loans;

•	Enhancing our debit cards to make it more convenient and rewarding for our customers to use them for every day purchases;

•	Upgrading all branch ATMs to offer more functionality;

•	Continuing to add features to our mobile, tablet and internet banking solutions for both consumers and businesses;

•	Introducing a more vigorous and disciplined sales process and enhancing reward opportunities for our sales staff; and

•	Strengthening our marketing and sales efforts through our new partnership with Madison+Main, a Richmond-based branding and PR firm with expertise in community banking marketing. Madison+Main will serve as our agency of record, assisting in public relations, advertising, social media and other marketing channels. We are also increasing our marketing budget in 2014, which we will use primarily for direct response marketing to increase deposit accounts and loan volume.

Satisfy Regulatory Agreements

We have made steady progress on all requirements of the regulatory agreements. Our focus now is on finishing the job so that we can begin to focus exclusively on building the business. Our goal is to achieve the asset quality metrics and capital ratios required for release from the regulatory agreements as quickly as practical in a manner that is sensitive to the impact of our actions on common shareholders and other stakeholders.

Asset Quality. Our goal is to reduce classified assets by 50% during 2014. To accomplish this, we will need to accelerate the sale of foreclosed properties. During the fourth quarter, we completed a thorough asset-by-asset review of the entire foreclosed property portfolio with the objective of carrying each asset at a value (net of liquidation costs) at which we believed it could be realistically liquidated during 2014 assuming stable markets. The assessments considered the unique characteristics of each property and the market feedback we had been receiving during our sales efforts to date. Appraised values were considered, but were not the final determining factor except in instances where we believed that we would be able to sell the property at a price equal to or greater than the appraised value. In many cases, we now carry the asset at well below appraised value. As a result of this review, the Bank recorded valuation allowances totaling approximately $2.7 million against foreclosed real estate properties; approximately $2.3 million of the adjustments were made against land holdings. The following table shows the breakdown of all foreclosed assets as of December 31, 2013 and provides a comparison of the net book value with the most recent appraised values (dollars in thousands):

	Net Book	Appraised
Asset Type	Value	Value	%

Land	$9,656	$16,269	59%
1-4 Single Family Residential	6,145	7,655	80%
Other	941	1,573	60%

Total	$16,742	$25,497	66%

Capital – Deferred Tax Asset. In 2011 and 2012, we recorded a valuation allowance of $10,158,000 against our deferred tax asset on the balance sheet. That resulted in a charge to earnings and capital in those years for that amount. As of December 31, 2013, the valuation allowance on the deferred tax asset had grown to $11,530,000. If management’s plans to earn consistent profits and significantly reduce its nonperforming assets are successfully executed, we will evaluate the deferred tax asset and the valuation allowance placed on it to determine if the valuation allowance should be adjusted. Removing this valuation allowance is an important part of our Capital Plan as it would result in increased profitability which would in turn increase capital without shareholder dilution. Only a portion of any recovered amount would contribute to our regulatory capital ratios. The actions we are taking to reduce expenses, grow revenues and improve asset quality are intended to position us to achieve a recovery of some or all of this valuation allowance at some point in the future.

Other Actions – Voluntary Stock Option Forfeiture

Effective December 31, 2013, Executive Management and members of the Board of Directors voluntarily forfeited 169,483 shares of unexercised stock options that were issued prior to December 31, 2008 with strike prices of $6.00 and higher. All parties acknowledged that there was no explicit or implicit agreement or understanding with the Company concerning the future grant of any stock options or other stock awards under the Incentive Plan in connection with their election to surrender and forfeit their respective stock options. The shares associated with these options will be available for issuance in the normal course of business under the Company’s Incentive Plan beginning in the spring of 2014. Management and the Board of Directors believe that the voluntary forfeiture of these options was prudent as a means to provide sufficient shares to attract, retain and reward the kind of talent the Company needs to grow earnings and shareholder value. This forfeiture will reduce the size of any additional shareholder authorization that the Company may need to seek in order to offer compensation plans that are competitive with the market.

Management Comments

“This year we are switching from playing defense to playing offense,” stated Bill Foster, President of the Company. “The actions we are taking to control expenses will allow us to make significant investments to support the growth of the business. The valuation adjustments we made to our foreclosed properties have positioned us to lower asking prices and get the properties sold more quickly.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has thirteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2013	2012

Balance Sheet Data
Total assets	$444,173	$510,087
Investment securities	57,748	25,154
Loans held for sale	8,371	24,188
Loans, net	280,007	344,890
Deposits	390,628	436,323
Borrowings	29,477	41,616
Stockholders' equity	18,244	24,965
Book value per share	$0.67	$2.28
Total shares outstanding	5,338,295	4,251,795

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	2.52%	3.04%
Nonaccrual loans	38.82%	42.21%
Nonperforming assets to total assets	7.97%	8.98%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
Selected Operating Data
Interest income	$4,567	$6,121	$19,614	$23,699
Interest expense	971	1,407	4,425	5,997
Net interest income before
provision for loan losses	3,596	4,714	15,189	17,702
Provision for loan losses	350	-	1,173	9,095
Noninterest income	2,158	3,440	12,255	13,339
Noninterest expense	9,222	7,038	30,278	28,290
Income tax expense (benefit)	-	11	-	4,055
Net income (loss)	(3,818)	1,105	(4,007)	(10,399)
Net income (loss) available to
common shareholders	(4,040)	853	(4,893)	(11,278)
Income per share
Basic	$(0.88)	$0.20	$(1.13)	$(2.65)
Diluted	$(0.88)	$0.20	$(1.13)	$(2.65)

Performance Ratios
Return on average assets	(3.35)%	0.87%	(0.84)%	(1.95)%
Return on average equity	(72.25)%	17.74%	(17.17)%	(32.28)%
Net interest margin	3.66%	4.25%	3.66%	3.78%
Efficiency	160.27%	86.31%	110.33%	91.14%
Efficiency (excluding expenses
related to foreclosed assets)	99.35%	71.84%	84.52%	75.99%

Net income (loss)	$(3,817,975)	$1,104,729	$(4,006,738)	$(10,399,000)

Average assets	452,059,280	505,046,261	478,470,592	532,767,166

Average equity	20,965,106	24,774,836	23,330,412	32,214,113

Net interest income	3,596,301	4,713,848	15,189,098	17,702,303

Average earning assets	390,102,490	439,992,636	415,126,426	468,079,907

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